Genesee & Wyoming Appoints Hunter C. Smith to Board of Directors

DARIEN, Conn., Mar 30, 2015 (BUSINESS WIRE) -- Genesee & Wyoming Inc. (G&W) announced today the appointment of Hunter C. Smith to its Board of Directors, effective March 27, 2015.

"Hunter brings nearly 25 years of experience in international management, finance and risk management, which will be a tremendous asset to G&W as it continues to expand its global footprint," G&W Chairman Mortimer B. Fuller III said. "We are pleased to have him join us and look forward to his contributions."

Mr. Smith currently serves as vice president of finance for Celgene Corporation's Inflammation and Immunology business unit, which has grown from 60 people in two countries to 550 people in 14 countries in two years' time. Prior to that, he held various roles during a 14-year tenure at Bunge Limited, a global agribusiness and food company, including chief financial officer of two distinct business units, corporate treasurer and chief risk officer. Previously, he served as a director at UBS AG and started his career at Manufacturers Hanover Trust Company.

Mr. Smith has a bachelor's degree from Northwestern University and an MBA from the Stern School of Business at New York University.

About G&W

G&W owns or leases 120 freight railroads worldwide that are organized in 11 operating regions with 7,700 employees and more than 2,500 customers.

  G&W's nine North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.
  G&W's Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.
  G&W's U.K./Europe Region is led by Freightliner, the U.K.'s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release and presentation regarding Genesee & Wyoming's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.